NXSTAGE REPORTS RECORD SECOND QUARTER FINANCIAL RESULTS AND IMPROVES FINANCIAL GUIDANCE FOR 2015

•	Revenue Increases to $80.3 million, up 8% from Q2'14

•	Home Revenue Increases to $44.8 million, up 16% from Q2'14

•	Products Business Achieves Profitability Goal Ahead of Plan

•	Company to Begin Launching Innovative Pipeline Next Year

•	Company Renews Blood Tubing Distribution Agreement

LAWRENCE, Mass., August 6, 2015, --NxStage Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today reported second quarter financial results at and above the top end of its guidance ranges.
Revenue for the second quarter of 2015 increased 8 percent to $80.3 million, compared with revenue of $74.1 million for the second quarter of 2014. The Company's revenue guidance range for the second quarter was $79.0 million to $80.5 million. The increase was driven by the System One segment which consists of Home and Critical Care.
Home revenue increased 16 percent to $44.8 million for the second quarter of 2015 compared with revenue of $38.5 million for the second quarter of 2014.

Critical Care revenue increased 18 percent to $14.6 million for the second quarter of 2015 compared with revenue of $12.4 million for the second quarter of 2014.
Consistent with the Company's guidance, In-center revenue was $18.6 million for the second quarter of 2015 compared with revenue of $21.0 million for the second quarter of 2014.

Net loss attributable to NxStage Medical, Inc.'s stockholders improved to $5.3 million for the second quarter of 2015 compared with a net loss of $7.1 million for the second quarter of 2014. NxStage Medical, Inc.'s net loss for the second quarter of 2015 was better than its guidance for a net loss of $5.5 million to $7.0 million and included $1.0 million of income from operations from the Products Business and $5.8 million in losses from operations from the Services segment, NxStage Kidney Care, less noncontrolling interest.

Separately, the Company announced that its blood tubing distribution agreement with Baxter International, Inc. has been renewed through December of 2016.

"NxStage's solid performance proves our commitment to strong, profitable long-term growth," stated Jeffrey H. Burbank, Founder and Chief Executive Officer of NxStage. "Consistent with our growth strategy, we are driving increased demand for our therapy options and giving patients and clinicians more flexibility to meet both their clinical and lifestyle needs. In turn, we have been able to successfully execute on key financial metrics and strategic initiatives. We expect to surprise and delight our patients and customers with the launch of new game-changing technology starting next year that we believe will further extend our market leadership and fuel long-term growth."

Guidance:
"After a strong first half of the year, we expect to achieve the top end of our annual revenue guidance which was originally set to be between $324 million and $328 million," stated Matthew W. Towse, Chief Financial Officer. "Since early 2014, we have indicated that one of our key financial goals was to achieve sustainable operating income in the Products Business. Q2 marks our third consecutive quarter of profitable operations in that business and we remain confident in our ability to sustain this performance moving forward. Taken together with our expectations for the remainder of the year, we are improving and narrowing our annual net loss guidance to be in a range of $18.0 million to $20.0 million versus our previous guidance for a net loss in the range of $20.0 million to $24.0 million, and dramatically reducing our targeted annual cash usage to approximately $10 million, which is about half our original projection and one-third of our cash usage in 2014."

For the third quarter, the Company expects revenue to be between $82 million and $83 million, and a net loss in the range of $4.5 million to $5.5 million. The Company's net loss guidance reflects expectations for continued operating income from the Products Business offset by the Company's continued investment in NxStage Kidney Care.

Conference Call:
NxStage will also host a conference call today at 9:00 a.m. Eastern Time to discuss its second quarter financial results. To listen to the conference call, please dial 877-392-9886 (domestic) or 707-287-9329 (international). The call will also be webcast LIVE and can be accessed via the investor relations section of the Company’s website at http://ir.nxstage.com.

A replay of the conference call will be available two hours after the completion of the call through August 14, 2015. To access the replay, dial 855-859-2056 (domestic) or 404-537-3406 (international) and reference conference ID 77465339. An online archive of the conference call can be accessed via the investor relations section of the Company’s website at http://ir.nxstage.com.

About the NxStage System One

The NxStage System One is the first and only portable hemodialysis machine cleared specifically by the U.S. Food & Drug Administration (FDA) for home hemodialysis and home nocturnal hemodialysis. Its simplicity and revolutionary size (just over a foot tall) are intended to allow convenient use in patients' homes and give patients the freedom to travel with their therapy. When combined with the NxStage Pureflow SL Dialysis Preparation System, patients are able to further simplify, using ordinary tap water to create dialysis fluid. Unlike conventional hemodialysis systems, the System One requires no special infrastructure to operate. Under the guidance of their physician, patients can use the NxStage System One, with their trained partners, where, how and when it best meets their needs, including while they are sleeping - at home or on vacation and at a medically appropriate treatment frequency. The System One is also used to provide a range of flexible therapy options in more traditional care settings such as hospitals and dialysis centers. Its safety and efficacy have been demonstrated by experience with more than 10 million treatments with thousands of patients around the world. www.nxstage.com.

About NxStage
NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of ESRD and acute kidney failure. For more information on NxStage and its products, please visit the Company's website at www.nxstage.com.
Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company's products, anticipated operating results, including revenues, loss, gross margin, and cash usage, anticipated success and timing of new product introductions, and other expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage's products domestically and internationally, growth in home and/or more frequent hemodialysis, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and more frequent hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our customers, including DaVita Healthcare Partners Inc. and Fresenius Medical Care, including in response to the Company's NxStage Kidney Care initiative, unanticipated difficulties in developing and commercializing new products, and certain other factors that may affect future operating results and which are detailed in NxStage's filings with the Securities and Exchange Commission, including its most recent quarterly or annual report.

In addition, the statements in this press release represent NxStage's expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage's expectations or beliefs as of any date subsequent to the date of this press release.

Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com

NxStage Medical, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues	$80,316	$74,083	$159,798	$146,304
Cost of revenues	49,452	46,553	98,808	89,840
Gross profit	30,864	27,530	60,990	56,464
Operating expenses:
Selling and marketing	14,518	13,589	29,066	26,807
Research and development	6,622	5,708	12,496	10,842
Distribution	6,255	6,485	12,626	13,035
General and administrative	8,585	8,399	17,497	17,220
Total operating expenses	35,980	34,181	71,685	67,904
Loss from operations	(5,116)	(6,651)	(10,695)	(11,440)
Other expense:
Interest expense	(242)	(195)	(483)	(393)
Other income (expense), net	37	(17)	301	6
	(205)	(212)	(182)	(387)
Net loss before income taxes	(5,321)	(6,863)	(10,877)	(11,827)
Provision for income taxes	273	332	580	678
Net loss	(5,594)	(7,195)	(11,457)	(12,505)
Less: Net loss attributable to noncontrolling interests	(267)	(82)	(472)	(117)
Net loss attributable to stockholders of NxStage Medical, Inc.	$(5,327)	$(7,113)	$(10,985)	$(12,388)

Net loss per share, basic and diluted	$(0.08)	$(0.12)	$(0.17)	$(0.20)
Weighted-average shares outstanding, basic and diluted	63,288	61,469	63,059	61,484

Other comprehensive (loss) income	(154)	173	(930)	355
Total comprehensive loss	(5,748)	(7,022)	(12,387)	(12,150)
Less: Comprehensive loss attributable to noncontrolling interests	(267)	(82)	(472)	(117)
Total comprehensive loss attributable to stockholders of NxStage Medical, Inc.	$(5,481)	$(6,940)	$(11,915)	$(12,033)

NxStage Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	June 30,	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$48,350	$52,884
Accounts receivable, net	26,401	24,099
Inventory	43,372	45,401
Prepaid expenses and other current assets	6,254	6,767
Total current assets	124,377	129,151
Property and equipment, net	64,443	66,574
Field equipment, net	21,104	21,118
Deferred cost of revenues	33,821	34,039
Intangible assets, net	12,950	14,370
Goodwill	41,817	41,817
Other assets	2,875	2,657
Total assets	$301,387	$309,726
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,790	$13,845
Accrued expenses	22,961	24,653
Current portion of long-term debt	249	93
Other current liabilities	4,858	6,165
Total current liabilities	40,858	44,756
Deferred revenues	51,716	52,943
Long-term debt	1,841	848
Other long-term liabilities	18,522	19,624
Total liabilities	112,937	118,171
Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding as of June 30, 2015 and December 31, 2014	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 64,232,634 and 63,429,005 shares issued as of June 30, 2015 and December 31, 2014, respectively	64	63
Additional paid-in capital	602,628	593,073
Accumulated deficit	(398,473)	(387,488)
Accumulated other comprehensive loss	(3,122)	(2,192)
Treasury stock, at cost: 815,779 and 772,273 shares as of June 30, 2015 and December 31, 2014, respectively	(13,734)	(12,989)
Total NxStage Medical, Inc. stockholders' equity	187,363	190,467
Noncontrolling interest	1,087	1,088
Total stockholders' equity	188,450	191,555
Total liabilities and stockholders’ equity	$301,387	$309,726

NxStage Medical, Inc.
Cash Flows from Operating Activities
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2015	2014

Cash flows from operating activities:
Net loss	$(11,457)	$(12,505)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,473	13,343
Stock-based compensation	6,590	5,740
Other	813	450
Changes in operating assets and liabilities:
Accounts receivable	(2,315)	(10,927)
Inventory	(8,023)	(17,523)
Prepaid expenses and other assets	169	(550)
Accounts payable	(641)	7,948
Accrued expenses and other liabilities	(2,036)	1,206
Deferred revenues	(957)	(1,395)
Net cash used in operating activities	$(2,384)	$(14,213)

NxStage Medical, Inc.
Revenues by Segment
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
System One segment
Home	$44,789	$38,488	$88,287	$74,983
Critical Care	14,631	12,422	30,713	27,114
Total System One segment	59,420	50,910	119,000	102,097
In-Center segment	18,563	21,003	36,430	39,919
Other	1,857	1,943	3,704	3,997
Products subtotal	79,840	73,856	159,134	146,013
Services segment	1,144	428	1,814	544
Elimination of intersegment revenues	(668)	(201)	(1,150)	(253)
Total	$80,316	$74,083	$159,798	$146,304

NxStage Medical, Inc.
Segment Financial Performance
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Products (System One, In-Center and Other)
Revenues	$79,840	$73,856	$159,134	$146,013
Gross profit	$34,781	$28,925	$68,487	$59,106
Gross margin percentage	44%	39%	43%	40%
Income (Loss) from operations	$955	$(3,405)	$1,158	$(5,239)
Services
Revenues	$1,144	$428	$1,814	$544
Gross profit	$(3,917)	$(1,395)	$(7,497)	$(2,642)
Gross margin percentage	n/a	n/a	n/a	n/a
Loss from operations	$(6,071)	$(3,246)	$(11,853)	$(6,201)
Eliminations
Elimination of intersegment revenues	$(668)	$(201)	$(1,150)	$(253)
Total Company
Revenues	$80,316	$74,083	$159,798	$146,304
Gross profit	$30,864	$27,530	$60,990	$56,464
Gross margin percentage	38%	37%	38%	39%
Loss from operations	$(5,116)	$(6,651)	$(10,695)	$(11,440)